UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 2, 2020
Jones Lang LaSalle Income Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51948	20-1432284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

333 West Wacker Drive, Chicago, IL		60606
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 897-4000

N/A
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 - Other Events.

The outbreak of the Novel Coronavirus (COVID-19) was declared by the World Health Organization as a “global health emergency” on the 30th of January 2020 and was then characterized as a pandemic in March 2020. COVID-19 has impacted global financial markets, severely restricted international trade and travel, disrupted business operations (in part or in their entirety) and negatively impacted most investment asset classes including real estate.
Over the last seven business days of the first quarter of 2020, JLL Income Property Trust’s (the “Company”) M-I share class declined $0.36, from $12.33 on Monday, March 23 to $11.97 on Tuesday, March 31, 2020. The aggregate decline in share price across all share classes was similar and approximated 3% over this time period.
One component of the net asset value (NAV) decline was the result of shares going ex-dividend on March 26, the day on which all stockholders of record earned the $0.135 quarterly dividend declared by the Board of Directors on March 3 for the first quarter of 2020. This decline, which accounts for approximately 40% of the overall share price movement during this time period, is consistent with the Company’s share price movement over the last thirty-three consecutive quarters of dividend payments.
The larger, approximately 60% component of the NAV decline equating to $0.22 which occurred across three business days during this period, was the net aggregate result of declines in the value of the Company’s portfolio properties as determined by RERC, LLC (formerly known as “Real Estate Research Corporation”), the Company’s Independent Valuation Advisor, and were the result of RERC’s assessment of near term impacts of the COVID-19 pandemic on specific properties.
This late March 2020 value decline totaled nearly $41 million and equates to an approximate 1.4% decline in JLL Income Property Trust’s approximate $3 billion gross asset value and an approximate 2% decline in net asset value. Property sectors most impacted were the Company’s:
•grocery anchored retail portfolio, which includes twelve investments worth approximately $810 million and representing 27% of the overall portfolio, where revised appraisals reflected increased credit loss reserves, reduced future rental growth rates, reductions to percentage rent revenues and slower projected lease-up of vacant space;
•parking garages, which includes two investments worth approximately $39 million and representing 1% of the overall portfolio where revised appraisals reflected significantly reduced near-term revenue expectations;
•student-oriented apartment community, which includes one investment worth approximately $21 million and representing 0.5% of the overall portfolio, where revised appraisal reflected increased credit loss reserves, reduced future rental growth rates and increased near-term vacancy.
The NAV adjustment also includes an approximate $1.5 million reserve for due diligence costs and deposits associated with acquisitions in progress which may not be completed due to the changing economic environment.
Conditions exist in the real estate markets that may result in value uncertainty related to the impact of COVID-19. Consequently, less certainty - and a higher degree of caution - should be attached to valuations than would normally be the case.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:     /s/ GREGORY A. FALK
Name: Gregory A. Falk
Title: Chief Financial Officer and Treasurer

Date: April 2, 2020